Exhibit 10.39

RESTRICTED SHARE UNIT PLAN

FOR DIRECTORS OF ENCANA CORPORATION

20● RSU GRANT AGREEMENT

Participant Name:	###PARTICIPANT_NAME###

Grant Date:	###GRANT_DATE###

Number of RSUs	###TOTAL_AWARDS###

Currency of RSUs:	USD

Stock Exchange:	NYSE

Settlement Date:	###SETTLEMENT_SCHEDULE_TABLE###

This Grant Agreement (this “Agreement”) is between you (“Participant” or “You”) and Encana Corporation (the “Corporation”).

WHEREAS the Corporation has established the Restricted Share Unit Plan for Directors of Encana Corporation (the “Plan”);

AND WHEREAS You are non-employee director of the Corporation and the Board of Directors of the Corporation (the “Board”) has authorized the granting to You of certain Restricted Share Units (“RSUs”) in such number as set out above and as further described in this Agreement pursuant to and in accordance with the provisions of the Plan;

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed by and between the parties hereto as follows:

1.

The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Agreement. All capitalized terms used in this Agreement, unless otherwise defined in this Agreement, shall have the meanings set out in the Plan.

2.	Participation in the Plan is voluntary on Your part.

3.	You hereby confirm that You have received and reviewed a copy of the Plan and agree to be bound by its terms and conditions.

4.

Effective as of the Grant Date above, the Corporation hereby grants to You, in accordance with and subject to the terms and conditions of the Plan and this Agreement, RSUs in such number as set out above and subject to such other terms or conditions as the Committee or the Board, as applicable, may determine is appropriate having regard to the purposes of the Plan.

5.	RSUs granted to You on the Grant Date will only be payable subject to the terms and conditions set out in the Plan (including, without limitation, Section 7 thereof), and this Agreement.

6.	Dividend Equivalent RSUs shall be determined separately with respect to the RSUs applicable to each grant under Section 4.1 of the Plan. Subject to the terms and conditions of the Plan (including, without limitation, Section 5.2 thereof) and this Agreement, where cash dividends are paid by the Corporation on the Shares between the Grant Date and the Settlement Date in respect of a particular grant under Section 4.1 of the Plan, the Corporation shall credit additional Dividend Equivalent RSUs to the Participant’s RSU Account. The number of such Dividend Equivalent RSUs (including fractional RSUs) to be credited in respect of each dividend record date will be calculated by dividing the cash dividends that would have been paid to the Participant if the RSUs applicable to the particular grant under Section 4.1 of the Plan (and any previously granted Dividend Equivalent RSUs related to such RSUs) as at such dividend record date had been Shares by the closing price per Share on the applicable Stock Exchange on the immediately preceding Trading Day of the dividend payment date for such cash dividends. Dividend Equivalent RSUs shall vest and be paid at the same time as the RSUs to which they relate.

7.

The determination by the Committee or the Board, as applicable, of any question which may arise as to the interpretation and implementation of the Plan, this Agreement or any RSUs granted pursuant to the Plan or hereunder shall be final and binding on You and all other persons claiming or deriving rights through You.

8.

The Corporation’s grant of any RSUs or any obligation to make any payments under the Plan is subject to compliance with Applicable Law. As a condition of participating in the Plan, You hereby agree to comply with all such Applicable Law and agree to furnish to the Corporation all information and undertakings as may be required to permit compliance with such Applicable Law. Without limiting the generality of the foregoing, You hereby acknowledge and agree that any payment or settlement to You in respect of Vested RSUs shall be subject to such taxes and other withholdings or deductions as may be required by Applicable Law.

9.

The Plan contains specific conditions and provisions including, without limitation, in Section 7 thereof, with respect to governing Your rights with respect to the Plan and this Agreement upon a Termination of Service and/or upon a Change in Control. Without restricting the generality of Section 3 hereof, You further agree that You have read all of the provisions of the Plan and this Agreement and agree to be bound by them.

10.

Upon the occurrence of a Termination of Service of You, pursuant to Section 7.2 of the Plan, You shall not be entitled to any further grant of RSUs. You agree You have read these provisions of the Plan and agree to be bound by them.

11.	Neither the Plan nor any action taken thereunder shall be deemed to give You the right to continue service as a director of the Corporation.

12.	You shall have no rights whatsoever as a shareholder in respect of any Shares, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

13.

Subject to Section 10.6 of the Plan, this Agreement may be amended or terminated at any time by the Committee or the Board in whole or in part and the Plan may be amended or terminated at any time by the Board in whole or in part.

14.	This Agreement shall enure to the benefit of and be binding upon the Corporation and its respective successors and assigns and upon You and all other persons claiming or deriving rights through You.

15.

This Agreement and the rights of all parties and the construction of each and every provision hereof and the Plan and any RSUs granted hereunder shall at all times and for all purposes be construed according to the laws of the Province of Alberta (and the federal laws of Canada, as applicable, herein) and shall be treated in all respects as an Alberta contract, without reference to the principles of conflicts of law. In the event of a dispute, You agree to submit to the jurisdiction of the courts of the Province of Alberta.

16.

Notwithstanding any provision of the Plan or this Agreement to the contrary, where applicable, it is intended that the provisions of the Plan and this Agreement comply with applicable tax law and, in respect of U.S. Participants, Section 409A, and that all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If You are an US Participant, You are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed upon You or for Your account in connection with the Plan or any other Plan maintained by the Corporation or an Affiliate (including any taxes and penalties under Section 409A), and neither the Corporation nor any Affiliate shall have any obligation to indemnify or otherwise hold You (or any beneficiary) harmless from any or all of such taxes or penalties. In addition, should any provision of the Plan or this Agreement be subject to Section 409A, You agree that a Termination of Service shall be determined to mean a “separation from service” as defined in Section 409A whenever necessary to ensure compliance therewith for any payment or settlement of a benefit conferred under the Plan or this Agreement that is subject to Section 409A, and, for such purposes, shall be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by You during the immediately preceding 36-month period. Any distribution or settlement of a benefit conferred under the Plan or this Agreement following a Termination of Service that would be subject to Section 409A as a distribution following a separation from service of a “specified employee” as defined under Section 409A, shall occur no earlier than the expiration of the six-month period following the date of such separation from service (or, if earlier than the end of such six-month period, Your date of death).

17.

You agree to the collection, use and disclosure of personal information about You (including, without limitation, personal employee information about You) (collectively, “Personal Information”) by the Corporation or its Affiliates for purposes of administering and managing the grant of RSUs to You hereunder, operation of the Plan and this Agreement and, as applicable, compliance with Applicable Law (the “Purposes”).

Without limiting the generality of the foregoing, You agree to the collection, use and disclosure of the Personal Information by the Corporation and its Affiliates from and to such third party service provider(s) as may be retained by the Corporation from time to time to assist with the Purposes (“Service Provider”), as may be reasonably required to fulfil the Purposes, whether verbally (including by telephone), in writing or electronically over the Internet including, without limitation, by e-mail. You agree that any acceptance or consent indicated by You in electronic form to any documents provided to You by the Corporation or the Service Provider including, without limitation, the Plan and this Agreement shall be the equivalent of original written paper documents and Your written acceptance or consent thereto.

You further agree to provide the Corporation and, where necessary, the Service Provider, with all information, including Personal Information, as may be reasonably required to fulfil the Purposes. You acknowledge and agree that the Corporation, an Affiliate and/or the Service Provider (as applicable) may, from time to time, and in accordance with Applicable Laws, disclose Personal Information including, without limitation, in response to regulatory filings or other lawful requests by a government authority or regulatory body, or for purpose of complying with a subpoena, warrant or other order by a court or other party having jurisdiction over the Corporation, an Affiliate or the Service Provider (as applicable) to compel production of same. You acknowledge and agree that the Corporation, an Affiliate or the Service Provider may, as part of their business practices, collect, use and disclose the

Personal Information outside of Canada or the United States (as applicable) in respect of the Purposes. Should You have any questions regarding the Corporation’s collection, use and disclosure of Your Personal Information, contact Encana’s Privacy Officer at privacy@encana.com

18.

You understand that by indicating your acceptance of and agreement with the terms of this Agreement (whether electronically or otherwise), You confirm You have received and reviewed the terms of the Plan and this Agreement, which contain legal terms, and that You agree to be bound by them.

IN WITNESS WHEREOF this Agreement has been executed effective as of the Grant Date.

ENCANA CORPORATION

Mike Williams
Executive Vice-President, Corporate Services